Filed Pursuant to Rule 424(b)(3)
Registration No. 333-293724

Nuveen Quality Municipal Income Fund (NYSE: NAD)

(the “Fund”)

Supplement Dated August 31, 2026

to the Fund’s Currently Effective Prospectus and Statement of Additional Information (“SAI”)

The Board of Trustees of the Fund has approved changes to the Fund’s name. Accordingly, effective November 16, 2026, the Fund’s name will be changed from “Nuveen Quality Municipal Income Fund” to “Nuveen Municipal Income Fund.”

The change in the Fund’s name is not expected to result in any changes to the investment process used in managing the Fund.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EGN-NADP-0826P